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      EXHIBIT 5.0 OPINION OF MULDOON, MURPHY & FAUCETTE RE:  LEGALITY



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                                January 24, 1997



Board of Directors
Reliance Bancorp, Inc.
585 Stewart Avenue
Garden City, New York  11530

      Re:   Reliance Bancorp, Inc. 1996 Stock Option Plan

Ladies and Gentlemen:

      We have been requested by Reliance Bancorp, Inc. (the "Company") to issue a legal opinion in connection with the registration under the Securities Act of 1933 on Form S-8 of 450,000 shares of the Company's Common Stock, $.01 par value (the "Shares"), to be issued under the Reliance Bancorp, Inc. 1996 Stock Option Plan (the "Plan").

      We have made such legal and factual examinations and inquiries as we deemed advisable for the purpose of rendering this opinion. In our examination, we have assumed and have not verified (i) the genuineness of all signatures,
(ii) the authenticity of all documents submitted to us as originals, (iii) the conformity with the originals of all documents supplied to us as copies, and
(iv) the accuracy and completeness of all corporate records and documents and of all certificates and statements of fact, in each case given or made available to us by the Company or its subsidiary, Reliance Federal Savings Bank.

      Based on the foregoing and limited in all respects to Delaware law, it is our opinion that the Shares reserved under the Plan have been duly authorized and upon payment for and issuance of the Shares in the manner described in the Plan, will be legally issued, fully paid and nonassessable.

      The following provisions of the Certificate of Incorporation may not be given effect by a court applying Delaware law, but in our opinion the failure to give effect to such provisions will not affect the duly authorized, validly issued, fully paid and nonassessable status of the Common Stock:




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Board of Directors
January 24, 1997
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      (a) Subsections C.3 and C.6 of Article FOURTH and Section D of Article
EIGHTH, which grant the Board the authority to construe and apply the provisions of those Articles, subsection C.4 of Article FOURTH, to the extent that subsection obligates any person to provide to the Board the information such subsection authorizes the Board to demand, and the provision of Section C.7 of Article EIGHTH authorizing the Board to determine the Fair Market Value of property offered or paid for the Company's stock by an Interested Stockholder, in each case to the extent, if any, that a court applying Delaware law were to impose equitable limitations upon such authority; and

      (b) Article NINTH of the Certificate of Incorporation, which authorizes the Board to consider the effect of any offer to acquire the Company on constituencies other than stockholders in evaluating any such offer.

      We hereby consent to the filing of this opinion as an exhibit to the Company's Registration Statement on Form S-8, and we consent to the use of our name under the heading "Interests of Named Experts and Counsel."


                                          Sincerely,



                                          /s/ MULDOON, MURPHY & FAUCETTE
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                                              MULDOON, MURPHY & FAUCETTE